EXHIBIT 10.3

RESIGNATION AND GENERAL RELEASE AGREEMENT

This Resignation and General Release Agreement (“Agreement”) is between Drew E. Hyatt (“Employee”) and Digital Insight Corporation (“Company”) (collectively, the “Parties”) as of October 18, 2004 (the “Transition Date”). In exchange for the promises contained in this Agreement, the Parties agree as follows:

1. Company does hereby engage, reassign and employ Employee in a special non-officer position with the title executive advisor, reporting to the Chief Executive Officer of Company, and Employee does hereby accept and agree to such engagement, reassignment and employment, effective as of the Transition Date. Employee shall have the duties, responsibilities and authorities as determined and assigned by the Chief Executive Officer in his discretion from time to time, including advising the Chief Executive Officer with respect to business development, corporate strategy and financial planning and other special projects, and any other reasonable duties determined by the Chief Executive Officer. Employee’s base salary shall continue at a rate of $18,333.33 monthly (“Base Salary”), paid in accordance with Company’s regular payroll practices in effect from time to time. Employee’s employment with Company under this Agreement shall commence as of the Transition Date and shall terminate on October 31, 2004 (the “Term Date”), unless terminated earlier by Company or Employee pursuant to Section 6. Employee hereby resigns his employment with Company effective as of the Term Date, at which time Employee will be paid all his earned wages and accrued vacation to the Term Date, together with all previously unreimbursed expenses incurred through the Term Date (and for which he is properly entitled to reimbursement by Company in accordance with Company’s regular policies and procedures for expense reimbursement). During Employee’s employment by Company, Employee shall devote substantially all of his business time, energy, and skill to the performance of his duties for Company.

2. Except for those obligations created by or arising out of this Agreement, Employee, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, or any person acting by, through, or under each of them, hereby acknowledges full and complete satisfaction of, and releases and discharges and covenants not to sue Company, its parents, subsidiaries, affiliates, directors, officers, employees, contractors, attorneys and agents including all employee benefit plans sponsored or administered by any of them (collectively, the “Company Releasees”), from and with respect to any and all claims, wages, agreements, obligations, demands, action or actions, cause or causes of action (in law or in equity), suits, debts, liens, costs, attorneys’ fees, demands, known or unknown, suspected or unsuspected, fixed or contingent, which he may have or claim to have in state or federal court, or with any state, federal or local government agency or with any administrative or advisory body (collectively, “Claims”) arising from or attributable to any act or omission of Company or any Company Releasee, and all persons acting by, through, under, or in concert with them, committed or omitted prior to the date of this Agreement.

Without limiting the generality of the foregoing, Employee also specifically agrees that, except as to any ongoing obligations referenced in this Agreement, he is compromising, settling and releasing the Company Releasees from any right or Claim and for all liability that may exist

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for any Claim for severance pay, profit sharing, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, or disability, or any act or omission by or on the part of the Releasees committed or omitted prior to the date of this Agreement, including, but not limited to, any Claim of discrimination under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act or any other federal, state, local law, regulation or ordinance, or any Claims brought under any state or federal common law.

Notwithstanding the foregoing, the releases by Employee hereunder shall not apply to any indemnification obligation of Company for the benefit of Employee.

3. [Intentionally Omitted.]

4. This general release and waiver applies to, and is intended to be a bar to, all Claims that exist at the time of its execution, whether known or unknown by Employee. Employee specifically acknowledges that he is aware of and familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Employee acknowledges that he later may discover Claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Employee hereby waives any Claims that might arise as a result of such different or additional Claims or facts.

5. Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Employee also expressly acknowledges and agrees that:

a.	In return for this Agreement, Employee will receive consideration, i.e., something of value, beyond that to which he was already entitled before entering into this Agreement;

b.	Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.	When given a copy of this Agreement, Employee was informed that he had 21 days within which to consider it; and

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d.	Employee was informed that he has seven (7) days following the date he executes the Agreement in which to revoke it. Any revocation of the Agreement by Employee must be in writing and hand delivered to Company’s Senior Vice President, Human Resources, within the revocation period.

6. In exchange for the promises contained in this Agreement, provided Employee’s employment has not been terminated either by Company or Employee pursuant to Section 6, and provided Employee executes and delivers to Company the Term Date Resignation and General Release attached hereto as Exhibit A upon his Term Date, Company agrees to provide Employee with the following benefits upon the Term Date:

A. Company shall pay Employee the sum of $220,000, less applicable state and federal withholding taxes and authorized deductions, in 12 monthly installments with the first installment paid eight (8) days after the delivery of the executed Term Date Resignation and General Release and the remainder paid on the first day of each month thereafter beginning with December 1, 2004 (“Continuation Payments”). Company shall pay Employee the additional sum of $110,000 less applicable state and federal withholding taxes and authorized deductions (“Additional Sum”), which shall be paid in one lump sum no later than February 1, 2005; provided that if the price per share of the Company common stock trades at or above $17.50 during any time during regular trading hours between the Term Date and December 31, 2004, Company shall have no obligation to pay, and Employee shall have no right to receive, such Additional Sum. The trade price shall be determined using the daily high sales price as reported by Nasdaq. Employee acknowledges and agrees that his right to receive the Continuation Payments and the Additional Sum is conditioned upon his compliance with the terms of this Agreement.

B. Employee shall have the option to convert and continue his health insurance after the Term Date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). In the event Employee exercises his right to so convert his health insurance, the Company will pay in full Employee’s COBRA premiums for the first 12 months, or until such time as Employee becomes eligible to participate in another employer’s health insurance plan, whichever comes first.

C. Employee acknowledges and agrees that he is not entitled to receive any bonus under the 2004 Management Incentive Plan or Executive Time Off Policy.

D. Other than as provided herein, Employee shall not be entitled to any other benefits following the Term Date, other than those required by law; provided that to the extent Employee was covered under any directors and officer insurance policies Employee shall continue to be covered under such policies for the period Employee served as an officer of Company, subject to the terms and conditions of such insurance policies.

E. Company will provide up to three (3) months of outplacement assistance through an approved Digital Insight outplacement vendor, should Employee choose to begin participation in that program no later than December 31, 2004. Employee acknowledges that he has no right to substitute vendors or to receive a cash-equivalent value of Company’s cost of such service in lieu of Employee’s actual participation.

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F. Company will forgive the entire unpaid principal balance and interest accrued and due according to the terms of the promissory note executed on November 14, 2001 between Drew Hyatt and Digital Insight. Employee acknowledges and agrees that any federal, state, or other tax liabilities, including income taxes, arising from or related to the Company’s forgiveness of debt under this Section 6F will be his sole responsibility, and that he will indemnify and defend the Company against any claim arising for unpaid taxes in accordance with Section 8 herein.

G. Employee may retain the laptop computer issued to him by Company (including the docking station, screen, mouse, keyboard and loaded software).

H. Subject to Employee complying with Company’s policies and reasonable requests, Employee shall continue to have access to his office and related support services and all Company voicemail systems, email systems, computers, data storage servers, network servers, and all other parts of any computer or electronic network maintained for or on behalf of any Company through January 1, 2005; provided, however, that Employee acknowledges that any voicemail or email passing through a Company system is the property of Company and that privacy of such voicemail or email may not be preserved.

I. Company will pay reasonable attorney fees incurred by Employee in connection with the termination of his employment with Company and the negotiation and execution of this Agreement, up to a maximum of $6,500.00.

J. Company shall provide Employee with continued cell phone service, with the same cell phone number he currently has, through January 1, 2005, provided the usage rate is consistent with past practices and Employee’s use of such service complies with Company policies at all times.

7. A. Termination of Employee’s employment by Company for cause (“Cause”) shall mean the termination of Employee’s employment by the Chief Executive Officer for any of the reasons listed below:

i.	any act of misconduct in the performance of Employee’s duties that is intended to result in, or does result in, (A) his substantial personal enrichment or (B) material injury to Company;

ii.	dishonesty by Employee in the performance of Employee’s duties that is intended to result in, or does result in, (A) his substantial personal enrichment or (B) material injury to the Company;

iii.	any willful failure by Employee to attend to his duties under this Agreement which is not cured within five (5) days following written notice thereof given by Company to Employee, setting forth a description of such failure in reasonable detail;

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iv.	any material breach of this Agreement which is not cured within five (5) days following written notice thereof given by Company to Employee, setting forth a description of such breach in reasonable detail; or

v.	Employee’s conviction of or pleading guilty or nolo contendere to any felony or misdemeanor involving, theft, embezzlement, dishonesty or moral turpitude.

B. If Employee’s employment is terminated by Company for Cause, the termination shall be effective on the date Company gives Employee written notice of termination. In the event of a termination for Cause, Employee shall be entitled to receive a lump sum cash payment, payable within 10 business days after the date of termination, equal to the amount of any accrued but unpaid Base Salary as of the date of such termination and such employee benefits as Employee or his estate may be entitled to under law.

C. If Employee’s employment is terminated by Company without Cause, then, subject to Employee’s execution and delivery of the Term Date Resignation and General Release attached hereto as Exhibit A, Employee shall be entitled to:

i.	a lump sum cash payment, payable within 10 business days after the date of termination, equal to any accrued but unpaid Base Salary as of the date of such termination;

ii.	the monthly severance payments in each month following the date of termination for 12 months, as set forth in Section 6(A) above; and

iii.	such employee benefits as Employee or his estate may be entitled to under law.

D. If Employee voluntarily terminates his employment with Company without Good Reason, then Employee shall have the same entitlements as provided in Section 7(B) above in the case of a termination by the Company for Cause. For purposes of this Agreement, “Good Reason” shall mean any reduction in the level of Employee’s monthly Base Salary, unless all executives take a cut in base salary in equal or greater proportions.

E. If Employee terminates his employment with Good Reason, Employee shall, subject to Employee’s execution and delivery of the Term Date Resignation and General Release attached hereto as Exhibit A, have the same entitlements as provided under Section 7C above for a termination by the Company without Cause.

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8. Employee will indemnify and defend Company against any claim arising out of this Agreement for unpaid taxes, which may be made by any state or federal agency for any taxes, interest, fines or penalties, except for those amounts withheld by Company.

9. Employee acknowledges and reaffirms his obligations under the Employee Nondisclosure Agreement signed by Employee upon his employment with Company (the “NDA”) other than as may be modified herein and that Company’s business plan, strategies, customer lists and supplier lists are protected, confidential information and Employee will not attempt to divulge or make use of such information except as allowed under the NDA and the Uniform Trade Secrets Act or as otherwise required by law.

10. Employee recognizes and acknowledges that, through association with Company, he has had access to “Trade Secret-Confidential Information” (defined below) of a technical or business nature relating to Company business, which is not known to the industry at large. Trade Secret-Confidential Information is defined to include, without limitation, specialized business methods, techniques, plans and know-how relating to Company, client information, including without limitation client lists, client files, other nonpublic information concerning present, past or potential clients; methods for developing and maintaining business relationships with clients; and techniques and data of Company and methods or practices of doing business used by Company. Employee recognizes that this Trade Secret-Confidential Information constitutes a valuable and unique asset of Company, developed and perfected over considerable time and at substantial expense to Company. Employee shall not disclose, without the written consent of an authorized officer of Company or as compelled by law, to any person, firm, partnership, association or corporation such Trade Secret-Confidential Information, and Employee agrees to hold such Trade Secret-Confidential Information in trust for the sole benefit of Company. Employee shall not, for the direct or indirect benefit of himself or another: (1) take with him, without the written consent of Company, any lists of Company clients or potential clients, pricing lists, or other documents, computer software, electronically-stored data, recordings, master videotapes of any of the foregoing, or any other Trade Secret-Confidential Information relating to Company, or (2) reconstruct the same or similar information from memory or from some other source associated with Company.

11. Employee agrees that for a period of one year after the execution of this Agreement that he will not attempt directly or indirectly solicit employees of Company to cease employment with Company.

12. Employee represents and agrees that he will keep the terms, contents and existence of this Agreement completely confidential, and will not hereafter disclose any information concerning this Agreement, including the negotiations leading to this Agreement, to anyone except as required by law or to individuals who reasonably must be informed of its terms and who will be advised of and bound by this confidentiality clause or if Company breaches this Agreement. Any violation of this paragraph by Employee, his attorneys, agents or representatives shall constitute a material breach of this Agreement.

13. The Parties agree that when referring to the circumstances of Employee’s employment and termination of employment with Company, the Parties will adhere to the

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description as mutually agreed concurrently with the execution of this Agreement. With respect to Company, this provision applies only to communications made by board members and officers holding a title of senior vice president or higher.

14. Other than the NDA and employee stock option agreement(s) (the “Prior Agreements”), this written Agreement supersedes any prior written or verbal agreements not incorporated herein concerning Employee’s employment with or severance from Company, and constitutes a complete resolution of all claims against Company. In case of any conflict between or among this Agreement and the Prior Agreements, the terms of this Agreement shall control. There may be no modification, consent or waiver related to this Agreement except in writing signed by Employee and Company’s President or other corporate officer authorized by Company.

15. This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in all respects in accordance with the laws of the State of California.

16. Nothing contained in this Agreement shall constitute, be construed as, or be deemed to be an admission of fault, liability or wrongdoing on the part of either Employee or Company or Company Releasee. Employee expressly denies any fault, liability or wrongdoing on behalf of Company and/or any Company Releasee. Company expressly denies any fault, liability or wrongdoing on behalf of Employee.

17. If any of the provisions of this Agreement are found null, void, or inoperative, for any reason, the remaining provisions will remain in full force and effect.

18. Employee and Company acknowledge that they have read the above paragraphs and fully understand the terms, nature, and effect of this Agreement, which they voluntarily execute in good faith and deem to be a fair and equitable settlement of this matter.

19. Employee hereby represents and warrants that: (a) he is free to enter into this Agreement and that he is not subject to any obligations or disabilities which will or might prevent or interfere with keeping and performing all of the agreements, covenants and conditions to be kept or performed under the Agreement; and (b) he has not assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold harmless Company from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

20. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the Parties.

21. Any controversy or claim arising out of or relating to this Agreement (including without limitation the Prior Agreements), its enforcement, arbitrability or interpretation, or

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because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Employee’s employment or association with Company or any Releasee or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration, before a single arbitrator, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes (“JAMS Rules”), as modified by the terms and conditions contained in this paragraph. A copy of the current JAMS Rules is available to Employee upon written request to Company’s General Counsel, or can be obtained online at www.jamsadr.com. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. Company will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost.

Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of a controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the content of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any controversy relating to the arbitration, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

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EMPLOYEE SPECIFICALLY ACKNOWLEDGES THAT BY EXECUTING THIS AGREEMENT, EMPLOYEE WAIVES THE RIGHT TO A JURY TRIAL IN A COURT OF LAW AS TO ALL DISPUTES CONCERNING THIS AGREEMENT.

Therefore, the Parties have executed this Agreement on the date first written above.

EMPLOYEE	DIGITAL INSIGHT CORPORATION

/s/ Drew E. Hyatt Drew E. Hyatt	/s/ Ken Larson By: Ken Larson
Its: SVP, Human Resources

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